Exhibit 10.8

ESCROW ACCOUNT AGREEMENT

This Escrow Account Agreement (the “Agreement”) is made as of                      by and among Bank of Florida Corporation, a Florida Corporation (“Company”),                     , a member of the Financial Industry Regulatory Authority and a placement agent for the Company (“AAA”),                     , a member of the Financial Industry Regulatory Authority and the dealer manager and a placement agent for the Company (“BBB”) and Pacific Coast Bankers’ Bank, a California banking corporation (“Escrow Agent”).

1.	Recitals of Fact.

It is anticipated that Company will offer shares of its stock for sale in a public offering registered with U.S. Securities and Exchange Commission (consisting of both a rights offering and a supplemental, best efforts offering) (the “Offering”). The Company intends to provide the investors with a Prospectus describing the terms of the Offering (the “Prospectus”). Company desires that all funds received from various persons (the “Subscribers”) as subscriptions for shares of Company’s stock be placed in an Escrow account with a bank or trust company authorized to do business in Florida, and desires that Escrow Agent act as the depository for such funds pursuant to the terms of the Prospectus and all applicable laws and regulations. Company intends at this time to issue and sell a minimum of                      shares and a maximum of                      shares of its stock at a price of $                     per share and to deposit all funds received from the Subscribers as subscriptions for such shares with Escrow Agent as depository.

2.	Appointment of Escrow Agent as Escrow Agent.

Company, AAA and BBB hereby appoint Pacific Coast Bankers’ Bank as Escrow Agent and Pacific Coast Bankers’ Bank hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement.

3.	Subscription Funds Held in Escrow Account.

All funds received from the issuance of shares of Company’s stock will be placed in an escrow account with Escrow Agent, to be held by Escrow Agent. Such funds shall not become the property of or be released to Company unless and until Company has sold the minimum of                      shares of common stock. The Offering will end on the earlier of (i) April       , 2010 (unless extended) (ii) the date on which Company sells its final shares totaling                      or (iii) such earlier date on which Company decides to close Offering.

4.	Subscriptions for Shares.

a. Subscription agreements and subscription rights for shares of Company’s stock will be completed and submitted to Escrow Agent in duplicate, along with checks and other payment orders for the amount of the subscriptions. Checks and other payment orders shall be made payable to “Pacific Coast Bankers’ Bank as Escrow Agent for Bank of Florida Corporation.” Company will inform Escrow Agent of its intent to accept or reject subscriptions or to accept a subscription in part. If any subscriptions are rejected or accepted only in part, Escrow Agent will refund the rejected amount to the Subscriber. Upon a closing of the Offering, Escrow Agent will return the original subscription agreements and rights certificates to the Company and retain one copy for Escrow Agent’s records.

b. Checks and other payment orders received by AAA or BBB from Subscribers shall be transmitted to the Escrow Agent by noon of the next business day after receipt by AAA or BBB.

5.	Investment of Escrow Funds.

All funds received from Subscribers as subscriptions for shares of Bank’s stock which are accompanied by copies of executed subscription agreements or rights certificates will be placed in an escrow account (the “Escrow Account”) with Escrow Agent, to be held by Escrow Agent in the manner provided in this Agreement.

The Escrow Account shall be a noninterest-bearing transaction account that is eligible for FDIC insurance coverage for the full amount deposited therein. Escrow Agent shall not be liable or responsible for any loss resulting investments made pursuant to this Section 5, except for losses which result from the gross negligence or intentional misconduct of Escrow Agent.

6.	Term.

This Escrow Agreement shall commence as of the date set forth above and shall expire upon distribution of the Escrow Account as described in Section 7, below.

7.	Distribution.

a.	Upon receipt of a notice from Company, AAA and BBB to Escrow Agent that the minimum of shares of Company’s common stock have been fully subscribed, Escrow Agent will release all funds (including interest earned thereon) in the Escrow Account to Company on the first closing date, pursuant to Company’s, AAA’s and BBB’s written instruction signed by an officer of each.

b.	If Company has not sold the minimum shares required by (or later if extended) and directs Escrow Agent to distribute the Escrow Account to the Subscribers, then the Escrow Agent shall be distributed to the Subscribers as follows: each Subscriber shall receive full amount of his or her subscription, without interest and without deduction for expenses.

c.	In the event that the Escrow Account is distributed pursuant to Section 7b, above, all remaining obligations of Company described in Sections 9, 10a, 10b and 10e shall, without any further notice, become the obligations of the Company. The obligations created pursuant to this Section 7c shall continue after the expiration of this Agreement.

8.	Information to Company.

As often as daily, Escrow Agent will provide Company with on-line access to information relative to the total number of subscriptions received pursuant to this Agreement together with the aggregate number of shares for which subscriptions have been received and the total amount of funds received and collected. Company shall be permitted to share such access with AAA and BBB. Upon termination or expiration of this Agreement, Escrow Agent shall provide an accounting of funds received, invested and disbursed pursuant to this Agreement together with a list of Subscriber names and addresses and the number of shares purchased by each Subscriber, and shall return all original subscription agreements and subscription rights to Company.

9.	Unpaid Checks.

In the event that any check received by Escrow Agent is returned unpaid by the drawee bank, Escrow Agent will resubmit the check to the drawee financial institution for repayment. In the event that any such resubmitted check is returned unpaid a second time, Escrow Agent may withdraw from the funds held by it pursuant to this Agreement the amount of that check together with an amount representing the applicable savings rate payable on the amount of the check for the period during which the funds are credited as available funds under this Agreement. Escrow Agent shall forward any such check to Company endorsed to Company without recourse. In the event that any such check is returned to Escrow Agent as unpaid after the funds represented thereby have been distributed to any person, upon notification by Escrow Agent Company shall promptly pay the amount of that check to Escrow Agent and Escrow Agent shall forward the check to Company endorsed to Company without recourse.

10.	Rights of Escrow Agent.

a. The Company agrees to pay the regular fees of Escrow Agent, as stated on the attached fee schedule, as well as any reasonable fees for extraordinary services performed by Escrow Agent pursuant to this Agreement and agreed to in writing by Company. The Company also agrees to pay and/or reimburse Escrow Agent for its reasonable expenses and disbursements, including those of its agents, consultants and attorneys. The obligations described in this section shall continue notwithstanding the expiration or termination of this Agreement for any reason.

b. If conflicting demands are made or notices served by parties other than the Company (including AAA or BB) upon Escrow Agent with respect to the Escrow Account, Escrow Agent shall be entitled to refuse to comply with any such claim or demand and to suspend performance of this Agreement so long as such disagreements shall continue; in so doing Escrow Agent shall not be held liable for damages or interest to the Company or to any person (including but not limited to Subscribers) for failure to comply with such conflicting or adverse demands, Escrow Agent shall be entitled to continue to refrain and refuse to act until:

(i) the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and/or the money, papers, and property involved in the claim or demand; and/or

(ii) all differences have been settled by mutual agreement and Escrow Agents has been notified of the settlement in a writing signed by all of the interested persons.

In the alternative, Escrow Agent may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and deposit with the court all money, papers, and property held pursuant to this Agreement, and the Company agrees to pay all costs, expenses and reasonable attorney’s fees incurred by Escrow Agent in connection therewith, the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit; provided, however, that nothing in this Section (10b) shall affect the obligations of the Company and Escrow Agent to immediately comply with all orders, demands and notices issued by the Regulatory Agency.

c. Escrow Agent shall act as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it pursuant to this Agreement, or with respect to the form or execution of any such instrument, or the identity, authority, or rights of any person executing or depositing any such instrument.

d . The Company agrees to hold harmless and indemnify Escrow Agent, its directors, officers, employees and agents for any loss, cost, liability, damage or expense, including reasonable attorneys’ fees and expenses, arising out of or relating to this Agreement, the Escrow Account, the performance of Escrow Agent’s duties under this Agreement, or to any offering circular, disclosure document or any subscription agreement relating to this Agreement; provided, however, that no indemnification will be made for any act of willful misconduct or gross negligence of Escrow Agent.

e. Escrow Agent:

(i) shall be deemed conclusively to have given and delivered any notice required to be given or delivered by it pursuant to this Agreement if the same is in writing, signed by any one of Escrow Agent’s authorized officers and mailed to Company at the addresses set forth in this Agreement;

(ii) shall be entitled to consult with legal counsel and shall not be liable for any action taken or omitted by that counsel;

(iii) shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies under this Agreement unless such waiver is in a writing signed by Escrow Agent; a waiver by Escrow Agent of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion;

(iv) shall not be liable for any action taken or omitted to be taken in good faith, and shall be liable only for its own gross negligence or willful misconduct;

(v) shall be entitled to rely on any paper, request, certificate, schedule, notice or other document which it in good faith believes to be genuine and to have been signed or adopted by the proper party or parties;

(vi) shall under no circumstances be required to risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it,

(vii) shall have no duties or responsibilities except those expressly set forth in this Agreement, and the permissive right of Escrow Agent to do things or omit to do things as set forth in this Agreement shall not be construed as a duty.

11.	Representations Regarding Escrow Agent.

Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by Company.

12.	Miscellaneous.

a. This Agreement may be amended only by the written agreement of the Company and Escrow Agent. This Agreement shall be governed by the laws of the State of California.

b. This Agreement represents the entire agreement between Company and Escrow Agent.

If Company or any of its officers, directors or agents has executed any other agreements or documents relating to the subject matter of this Agreement, or if any agreement is deposited under or arises out of this Agreement, Escrow Agent shall not be deemed a party to or be responsible for any provision thereof unless expressly set forth in this Agreement or in a Schedule to this Agreement. Escrow Agent shall be under no duty to enforce any such other agreement. In case of any conflict between this Agreement and any such other agreement or document or any Schedule thereto, the provisions of this Agreement shall be controlling.

c. This Agreement may be executed and entered into in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument.

d. Escrow Agent will not resign as Escrow Agent under this Agreement after the receipt of any funds from Subscribers without the express written consent of Company.

e. Any notice, report, demand, waiver or consent required or permitted pursuant to this Agreement shall be in writing and shall be given by prepaid first class mail, addressed as follows:

Escrow Agent:

Mail Instructions

340 Pine Street, Suite 401

San Francisco, CA 94104

Attention: Escrow Account

Wire Instructions

Pacific Coast Bankers’ Bank

ABA No. 121042484

Attention: Escrow Account FBO

Further Credit: Investor Name/Registration

To Company:

Tracy L. Keegan, Chief Financial Officer

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

239-254-2147

tkeegan@bankofflorida.com

To AAA:

To BBB:

IN WITNESS WHEREOF, Company, AAA, BBB and Escrow Agent have executed the Agreement on the day and year first written above.

Bank of Florida Corporation (“Company”)

By: Its:

AAA (“AAA”)

By: Its:

BBB (“BBB”)

By: Its:

Pacific Coast Bankers’ Bank (“Escrow Agent”)

By: Tracy Holcomb Its: Executive Vice President & COO

SCHEDULE OF FEES

Schedule of Fees – Settlement Relationship

Basic Escrow Account Fee	$2,500.00

Subscription Fee	$10.00 per Subscription

Rejected/Return Subscription Fee	$10.00 per Subscription

Return Checks	$10.00 per check

Miscellaneous Fees at cost:	Postage Envelopes
Address Stamp
Overnight Mail

Fees are due and payable upon the release of funds to Company